Exhibit 10.2

AMENDMENT TO CHANGE IN CONTROL ARRANGEMENTS WITH CERTAIN NAMED EXECUTIVE OFFICERS

The Company’s Board of Directors authorized an increase in the change in control payments to two executive officers if a sale of the Company’s assets to two specific potential buyers closed in 2009. Previously, these two officers were to receive six months severance if their employment was terminated without cause. Under the new change in control arrangements, Mr. Rohin Malhotra and Mr. Adam Pliska will each receive 18 months of severance if a sale of the Company’s assets to two specific potential buyers closes in 2009. Gamynia Limited is one of the two specific potential buyers.